Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
General Mills, Inc.:
We consent to the incorporation by reference in the Registration Statements (No. 333-151048, 333-152321, and 333-155932) on Form S-3 and Registration Statements (No. 2-50327, 2-53523, 2-95574, 33-27628, 33-32059, 333-13089, 333-32509, 333-65311, 333-65313, 333-90010, 333-90012, 333-102695, 333-109050, 333-131195, 333-139997, 333-148820, and 333-163849) on Form S-8 of General Mills, Inc. of our report dated July 9, 2010, except as to the income statement reclassification impact on Notes 1, 2, and 16, as to which the date is May 11, 2011, relating to the consolidated balance sheets of General Mills, Inc. and subsidiaries as of May 30, 2010 and May 31, 2009, and the related consolidated statements of earnings, total equity and comprehensive income, cash flows, and the financial statement schedule for each of the fiscal years in the three-year period ended May 30, 2010 and the effectiveness of internal control over financial reporting as of May 30, 2010, which report is included in the Form 8-K of General Mills, Inc. filed on May 11, 2011.
Our report refers to the change in General Mills, Inc.’s method of accounting for noncontrolling interests in fiscal year 2010.
/s/ KPMG LLP
Minneapolis, Minnesota
May 11, 2011